1. Name and Address of Reporting Person
   Brody, M.D., Ph.D., William R.
   The Johns Hopkins University
   3400 N Charles, 242 Garland Hl
   Baltimore, MD 21218
2. Issuer Name and Ticker or Trading Symbol
   Medtronic, Inc. (MDT)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              6000             D
Common Stock                                                                              4932             I           Brody Family
                                                                                                                       Trust

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $45.54   08/31/2001 A         5271        08/31/2001 08/31/2011 Common  5271     $0.0000    5271     D
(Right to buy)                                                                 Stock
Stock Options  $45.54   09/01/2001 A         1318        09/01/2001 09/01/2011 Common  1318     $0.0000    1318     D
(Right to buy)                                                                 Stock
Right to       $0       08/31/2001 A         669.1                             Common  669.196  $0.0000    669.196  D
Receive Stock                                96          <F1>       <F1>       Stock

Explanation of Responses:

<F1>
Deferred units credited under the Medtronic, Inc. Outside Director's Compensation Plan to be paid in Medtronic common stock upon the director's resignation or retirement.

SIGNATURE OF REPORTING PERSON
/s/ William R. Brody, M.D., Ph.D.

DATE
06/06/2002